Exhibit 10.1

EXECUTION COPY

This TRANSACTION AND ADVISORY FEE AGREEMENT (this “Agreement”) is dated as of November 2, 2011, and is between Beagle Parent Corp., a Delaware corporation (the “Company”), Beagle Intermediate Holdings, Inc., a Delaware corporation (“Intermediate Holdings”), Beagle Acquisition Corp., a Delaware corporation (“Merger Sub”) (which will merge with and into Emdeon Inc., a Delaware corporation (“Emdeon”)), Blackstone Management Partners L.L.C., a Delaware limited liability company (“BMP”), and Hellman & Friedman, L.P., a Delaware limited partnership (“H&F” and together with BMP, the “Managers”).

BACKGROUND

1. Emdeon, the Company and its wholly-owned subsidiary, Merger Sub, entered into an Agreement and Plan of Merger, dated as of August 3, 2011 (the “Merger Agreement”), in accordance with which Merger Sub will merge with and into Emdeon, with Emdeon continuing as the surviving corporation (the “Merger”).

2. Pursuant to an equity commitment letter dated August 3, 2011, Blackstone Capital Partners VI L.P. (“BCP VI”), an affiliate of BMP, committed to contribute up to $870,000,000 to the equity capital of Parent in order to enable Parent and Merger Sub to consummate the Merger.

3. Pursuant to (i) an equity rollover agreement dated August 3, 2011 and (ii) an interim investors agreement dated August 3, 2011, H&F Harrington AIV II, L.P., HFCP VI Domestic AIV, L.P., Hellman & Friedman Investors VI, L.P., Hellman & Friedman Capital Executives VI, L.P. and Hellman & Friedman Capital Associates VI, L.P. (collectively, the “H&F Funds”), affiliates of H&F committed to contribute shares of the capital stock of Emdeon and its subsidiaries having an aggregate value equal to up to $330,000,000 to the Company in order to enable the Company and Merger Sub to consummate the Merger.

4. Each of the Managers has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company and its business.

5. Each of the Managers, in its own separate capacity, has facilitated the Merger and certain other related transactions (collectively, the “Transactions”) through its provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions. Each of the Managers, in its own separate capacity, has also provided advice and negotiation assistance with relevant parties in connection with certain financing matters related to the Transactions.

6. BCP VI and the H&F Funds intend that the Company avail itself, for the term of this Agreement, of each of the Managers’ expertise in providing financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance, which BCP VI and the H&F Funds believe will be beneficial to the Company, and each of the Managers, in its own separate capacity, desire to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

7. The rendering by each of the Managers of the services described in this Agreement has been made and will be made on the basis that the Company will pay, or cause to be paid, the fees described below.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Transaction and M&A Advisory Fees. In consideration of each of the Managers, in its own separate capacity, providing financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance necessary in order to enable the Transactions to be consummated, the Company will pay the Managers, concurrently with the closing of the Merger on the date of this Agreement (the “Closing Date”), a non-refundable transaction fee (the “Closing Fee”) of $30,000,000. The Closing Fee shall be divided among the Managers, and paid by the Company to each of the Managers simultaneously, as follows: (i) BMP will be entitled to $28,050,000 and (ii) H&F will be entitled to $1,950,000.

SECTION 2. Appointment. The Company hereby engages each of the Managers, in its own separate capacity, to render the Services (as defined in Section 3(a), below) on the terms and subject to the conditions of this Agreement.

SECTION 3. Services.

(a) Each Manager, in its own separate capacity, agrees that until the Termination Date (as defined below) or the earlier termination of its obligations under this Section 3(a) pursuant to Section 4(e) hereof, it will render to the Company, by and through itself and its affiliates and such of their respective officers, employees, representatives, agents and third parties as such Manager in its sole discretion may designate from time to time (“Representatives”), monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (i) advice regarding the structure, distribution and timing of private or public debt or equity offerings and advice regarding relationships with the Company and its subsidiaries’ lenders and bankers, including in relation to the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants, (ii) advice regarding the strategy of the Company and its subsidiaries, (iii) advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company, (iv) general advice regarding dispositions and/or acquisitions, (v) advice regarding the business of the Company and its subsidiaries, (vi) advice relating to and approving major capital projects and (vii) such other advice directly related to or ancillary to the above financial advisory services as may be reasonably requested by the Company (collectively, the “Services”). No Manager will have any obligation to provide any other services to the Company absent an agreement between both the Managers and the Company over the scope of such other services and the payment therefor.

(b) It is expressly agreed that the Services to be rendered hereunder will not include investment banking or other financial advisory services, which may be provided by the Managers or their affiliates in connection with future acquisitions, divestitures, dispositions, mergers, consolidations, restructurings, refinancing, recapitalizations, issuances of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities, financing or similar transaction involving the Company or any of its subsidiaries), in each case in compliance with Section 3.2(a)(i) of the Stockholders’ Agreement, dated as of the date hereof (the “Stockholders’ Agreement”), by and among BCP VI, the H&F Funds, Parent, Intermediate Holdings, Beagle Acquisition Corp. and the other parties thereto. Whether or not the Company engages a Manager or its affiliates in connection with the provision of services of the type specified in the immediately preceding sentence, at BMP’s election (and upon such election, reasonably prompt delivery of written notice of such election to the Company and H&F), in consideration of the Services being rendered by each of the Managers in accordance with Section 3(a), the Company will pay, or will cause to be paid, to the Managers upon the consummation of:

(i) any such acquisition, divestiture, disposition, merger, consolidation, restructuring or recapitalization, a non-refundable and irrevocable fee equal to (x) 1.0% of the aggregate enterprise value of the acquired, divested, disposed, merged, consolidated, restructured or recapitalized entity (calculated, on a consolidated basis for such entity, as the sum of (1) the market value of its common equity (or the fair market value thereof if not publicly traded), (2) the value of its preferred stock (at liquidation value), (3) the book value of its minority interests and (4) its aggregate long- and short- term debt, less its cash and cash equivalents (other than any amount of cash deemed to be permanently required in the business)), or (y) if such transaction is structured as an asset purchase or sale, 1.0% of the consideration paid for or received in respect of the assets acquired or disposed of (including the amount of any liabilities assumed by the buyer in the transaction);

(ii) any such financing or refinancing, a non-refundable and irrevocable fee equal to 1.0% of the aggregate value of the securities subject to such financing or refinancing; and

(iii) any such issuance, a non-refundable and irrevocable fee equal to 1.0% of the aggregate value of the securities subject to such issuance.

Any of the foregoing transactions fees paid or payable are herein referred to as a “Transaction Fee.” Any such Transaction Fee will be divided among the Managers, and paid by the Company to each of the Managers simultaneously, on the Agreed Upon Basis (as defined in Section 5).

SECTION 4. Advisory Fee.

(a) In addition to any Transaction Fee payable pursuant to Section 3(b) above, in further consideration of the Services being rendered by each of the Managers in accordance with Section 3(a), the Company will pay, or will cause to be paid, to the Managers, in advance of the relevant fiscal year, an annual non-refundable advisory fee (the “Advisory Fee”) equal to $6,000,000, unless such other amount as may be mutually agreed upon between BMP, on the one hand, and the Company’s Board of Directors, on the other hand; provided, that any such mutually agreed upon amount shall not exceed two percent (2%) of Consolidated EBITDA (as defined in the Credit Agreement among Intermediate Holdings, Emdeon, the other Borrowers from time to time party thereto. Bank of America, N.A., as the Administrative Agent, the other agents listed therein and each lender from time to time party thereto, dated as of November 2, 2011 for such fiscal year (such amount to be paid, the “EBITDA Amount”); provided, further, that subject to Section 4(c), if mutually agreed by BMP, on the one hand, and the Company’s Board of Directors, on the other hand, that the Advisory Fee be based on the EBITDA Amount, then the amount of the Advisory Fee shall be paid based on the Company’s then most current estimate of the projected EBITDA Amount for the fiscal year immediately preceding the date upon which the Advisory Fee is paid. The Advisory Fee shall be divided among the Managers, and paid by the Company to each of the Managers simultaneously, on the Agreed Upon Basis.

(b) The Advisory Fee for the period beginning on the Closing Date and ending December 31, 2011 shall be paid on the closing of the Merger in respect of Services to be rendered during such period, and shall be a prorated amount based on the number of days from and after, but including, the date of this Agreement until, and including, December 31, 2011 and assuming a 365-day year. Thereafter, the Advisory Fee for each subsequent 12-month period shall be paid in advance on the first business day of January in each year, beginning on January 3, 2012.

(c) Following the receipt of audited financial statements for the immediately preceding fiscal year, the Company shall recalculate the EBITDA Amount and, only if previously mutually agreed by both the Managers, on the one hand, and the Company’s Board of Directors, on the other hand, that the Advisory Fee be based on the EBITDA Amount, the Advisory Fee, in each case, for the current fiscal year on the basis of such audited financial statements. If it had been previously agreed by both the Managers, on the one hand, and the Company’s Board of Directors, on the other hand, that the Advisory Fee be based on the EBITDA Amount, then, based on the recalculation described in the immediately preceding sentence, (A) if the recalculated Advisory Fee is greater than the Advisory Fee previously paid by the Company to the Managers in respect of such current fiscal year, then the Company shall simultaneously pay to each Manager such Manager’s share of the difference between such amounts and (B) if the recalculated Advisory Fee is less than the Advisory Fee previously paid by the Company to the Managers in respect of such current fiscal year, then each Manager shall pay to the Company such Manager’s share of the difference between such recalculated Advisory Fee and the Advisory Fee paid by the Company in respect of such current fiscal year. Any payment required by the preceding sentence shall be paid by the Company or the Managers, as applicable, no later than two business days following the determination of the amount of such payment.

(d) To the extent the Company cannot pay, or cause to be paid, the Advisory Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any debt financing of the Company or its subsidiaries, the payment by the Company or any of its subsidiaries to the Managers of the accrued and payable Advisory Fee will be deferred and will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Advisory Fee is no longer prohibited under any contract applicable to the Company and the Company and its subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made and (ii) the total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any forbearance of collection of the Advisory Fee by the Managers shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries. Any such forbearance shall be at each Manager’s sole option and discretion and shall in no way impair such Manager’s right to collect such payments. Any installment of the Advisory Fee not paid on the scheduled due date will bear interest, payable in cash when the underlying installment is paid, at an annual rate of 10%, compounded quarterly, from the date due until paid. The Company shall pay the amounts underlying any unpaid portion of the Advisory Fee (including any accrued interest thereon) to the Managers simultaneously on the Agreed Upon Basis as, and to the extent, sufficient funds become available to the Company.

(e) Notwithstanding anything to the contrary contained in this Agreement, BMP may elect, in its sole discretion by notice to the Company, at any time at or after a change of control of the Company, a sale of all or substantially all of the assets of the Company or an initial public offering of the equity of the Company, any of its subsidiaries or its or their successors or any direct or indirect parent entity of the Company (or at any time thereafter) (a “Trigger Event”) for each Manager to receive, in consideration of such Manager’s role in facilitating the same and in settlement of the termination of the Services, (i) any remaining accrued and unpaid Advisory Fees (including interest, if any, payable by the Company under this Agreement) and (ii) in addition to any fees owing to such Manager in connection with such transaction pursuant to Section 3(b) hereof, a single lump sum non-refundable cash payment (the “Lump Sum Fee”) equal to the then present value (using a discount rate equal to the yield to maturity on the close of business on the business day immediately preceding the date the Lump Sum Fee is payable of the class of outstanding U.S. government bonds having a final maturity closest to the assumed Termination Date described below (the “Discount Rate”)) of such Manager’s share of all then current and future Advisory Fees payable to such Manager under this Agreement, assuming the Termination Date is the twelfth anniversary of the date of such election and assuming that the EBITDA Amount continues to grow at a rate that is the higher of (x) an assumed 5% growth rate and (y) the “organic” (i.e., not attributable to any acquisitions, joint ventures or other similar transactions) growth rate for the 12-month period ended as of the date of such election by BMP, in each case during the successive 12-month periods ending prior to the payment of such Lump Sum Fee. Promptly after the receipt of such written notice the Company shall pay such Manager’s share of the Lump Sum Fee and any accrued and unpaid Advisory Fees (including any applicable interest) to such Manager by wire transfer in same-day funds to the bank account or accounts designated by such Manager, which payment shall not be refundable under any circumstances. Upon the giving of such notice, the obligation of such Manager to provide the Services hereunder, and the obligations of the Company to pay Advisory Fees with respect to future periods (except as provided above), will be terminated, but all other provisions of this Agreement will continue unaffected.

(f) To the extent the Company does not pay, or cause to be paid, any portion of the Lump Sum Fee by reason of any prohibition on such payment pursuant to any applicable law, the terms of any agreement or indenture governing indebtedness of the Company or its subsidiaries, any unpaid portion of the Lump Sum Fee shall be paid to each electing Manager immediately on the earlier of (i) the first date on which the payment of such unpaid amount is no longer prohibited under any such agreement or indenture applicable to the Company and the Company or its subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made and (ii) the total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any forbearance of collection of the Lump Sum Fee by an electing Manager shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries. Any such forbearance shall be at such Manager’s sole option and discretion and shall in no way impair such Manager’s right to collect such payments. Any portion of the Lump Sum Fee not paid on the scheduled due date shall bear interest at an annual rate equal to 10% per annum, compounded quarterly, from the date due until paid. The Company shall pay the amounts underlying any unpaid portion of the Lump Sum Fee (including any accrued interest thereon) to the Managers simultaneously on the Agreed Upon Basis as, and to the extent, sufficient funds become available to the Company

SECTION 5. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Agreed Upon Basis” shall mean:

(i) prior to the consummation of the Medifax Restructuring, with respect to BMP, 72.5%, and with respect to H&F, 27.5%; and

(ii) following the consummation of Medifax Restructuring:

(x)	with respect to BMP, 100%, and with respect to H&F, 0%, but only until BMP receives $4,363,636.36 of Advisory Fees and/or Transaction Fees paid by the Company following the consummation of the Medifax Restructuring, and thereafter

(y)	with respect to BMP, 72.5%, and with respect to H&F, 27.5%.

(b) “Medifax Restructuring” shall have the meaning set forth in each of (i) the Amended and Restated Tax Receivable Agreement (Exchanges), dated as of November 2, 2011, by and among Emdeon and the other Persons party thereto and (ii) the Amended and Restated Tax Receivable Agreement (Reorganizations), dated as of November 2, 2011, by and among Emdeon and the other Persons party thereto.

SECTION 6. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company will pay, or cause to be paid, directly, or reimburse each of the Managers and their affiliates for, their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred (a) by each of the Managers and their affiliates in connection with the Transactions (including prior to the Closing (as defined in the Merger Agreement)) and (b) by each of the Managers and their affiliates in connection with the Services or other services provided by them under this Agreement, or otherwise incurred by BCP VI or the H&F Funds or their respective affiliates from time to time in the future in connection with their ownership (such as complying with reporting requirements of the Securities and Exchange Commission) or subsequent direct or indirect sale or transfer of capital stock of the Company or its successor, including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including, without limitation, independent accountants, outside legal counsel or consultants, retained by either or both of the Managers or any of their affiliates, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by either or both of the Managers or any of their affiliates, and (iii) transportation, per diem costs or any similar expense not associated with either or both of the Managers* or their affiliates’ ordinary operations. For the avoidance of doubt, the term “Out-of-Pocket Expenses” shall not be include any financing fees incurred by a Manager or its Affiliates. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, to the bank account indicated to the Company by the relevant payee.

SECTION 7. Indemnification. The Company shall indemnify and hold harmless each Manager, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), investment funds, principals, shareholders, officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, investigations, losses, claims, damages and liabilities, including, without limitation, in connection with seeking indemnification, whether joint or several (each, a “Liability” and collectively, the “Liabilities”), related to, arising out of or in connection with the Services or other services contemplated by this Agreement or the engagement of such Manager pursuant to, and the performance cither or both of the Managers of the Services or other services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, without future obligation or prohibition on the part of the Indemnified Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such person may have under any other agreement or instrument to which each Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation. If the Indemnified Parties related to each of the Managers are similarly situated with respect to their interests in connection with a matter that may be a Liability and such Liability is not based on a third-party claim, the Indemnified Parties may enforce their rights pursuant to this Section 7 with respect to such Liability only with the consent of all of the Managers.

Each of the Company, Intermediate Holdings and Emdeon acknowledges that certain of the officers and employees of the Managers (each an “Affiliate Indemnitee”), have rights to indemnification or advancement of expenses provided by the Managers and certain of their respective affiliates (collectively, the “Affiliate Indemnitors”) and/or insurance from insurance carriers providing insurance coverage to the Managers. Each of the Company, Intermediate Holdings and Emdeon agrees (i) that the Company, Intermediate Holdings and/or Emdeon, as the case may be, is the indemnitor of first resort with respect to all indemnifiable claims against the Affiliate Indemnitees, whether arising under this Agreement or otherwise related to the Company, Intermediate Holdings, Emdeon or any of their respective affiliates (i.e., its obligations to the Affiliate Indemnitees are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification, or any obligation of an insurer of any Affiliate Indemnitor to provide coverage, for the same expenses or liabilities incurred by the Affiliate Indemnitees are secondary), (ii) that the Company, Intermediate Holdings and/or Emdeon, as the case may be, will be required to advance the full amount of expenses incurred by the Affiliate Indemnitees and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the certificate of incorporation or by-laws of the Company, Intermediate Holdings and Emdeon (or any other agreement between the Company, Intermediate Holdings or Emdeon, on the one hand, and the Affiliate Indemnitees, on the other hand), without regard to any rights the Affiliate Indemnitees may have against the Affiliate Indemnitors or their insurers, and (iii) that each of the Company, Intermediate Holdings and Emdeon irrevocably waives, relinquishes and releases the Affiliate Indemnitors and their insurers from any and all claims against the Affiliate Indemnitors and their insurers for contribution, subrogation or any other recovery of any kind in respect thereof. Each of the Company, Intermediate Holdings and Emdeon agrees to indemnify the Affiliate Indemnitors and their insurers directly for any amounts that the Affiliate Indemnitors or their insurers pay as indemnification or advancement on behalf of an Affiliate Indemnitee and for which the Affiliate Indemnitee may be entitled to indemnification from the Company, Intermediate Holdings or Emdeon, as the case may be, in connection with serving as a director or officer of the Company or its subsidiaries. Each of the Company, Intermediate Holdings and Emdeon further agrees that no advancement or payment by the Affiliate Indemnitors or their insurers on behalf of an Affiliate Indemnitee with respect to any claim for which such Affiliate Indemnitee has sought indemnification from the Company, Intermediate Holdings or Emdeon will affect the foregoing and the Affiliate Indemnitors and their insurers will be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Affiliate Indemnitee against the Company, Intermediate Holdings and

Emdeon, and each of the Company, Intermediate Holdings and Emdeon will, and will cause the Affiliate Indemnitee to, cooperate with the Affiliate Indemnitors and their insurers in pursuing such rights.

SECTION 8. Accuracy of Information. The Company shall furnish or cause to be furnished to each Manager such information as such Manager believes reasonably appropriate to rendering the Services and other services contemplated by this Agreement and to comply with the Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by either or both of the Managers or their respective affiliates and their respective members, officers and employees of equity securities of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that each Manager (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services and other services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

SECTION 9. Term. This Agreement will become effective upon the execution of this Agreement by the parties hereto and (except as otherwise provided herein) will continue in full force until the twelfth anniversary of the date hereof; provided that this Agreement will automatically renew for successive one-year periods unless terminated by the Managers upon thirty (30) days prior written notice (such termination date, the “Termination Date”); provided, however, that this Agreement will immediately terminate with respect to any Manager upon the disposition of more than 95% of the shares of the Company’s common stock owned, directly or indirectly, by affiliates of such Manager as of the Closing Date. Notwithstanding the foregoing, (x) no termination of this Agreement will affect the obligations of the Company to pay, or cause to be paid, any amounts accrued but not yet paid as of the date of such termination, (y) Section 6 hereof will remain in effect following any termination of this Agreement with respect to Out-of-Pocket Expenses that were incurred prior to or within a reasonable period of time after the Termination Date, but which have not been paid to any Manager or its affiliates in accordance with Section 6 hereof, and (z) the provisions of Sections 4(d), 4(f), 7, 8, 9, 10 and 11 hereof will survive after the Termination Date. The Advisory Fee will accrue and be payable with respect to the entire fiscal year of the Company in which the Termination Date occurs, except as otherwise provided in Section 4(e).

SECTION 10. Disclaimer, Opportunities, Release and Limitation of Liability.

(a) Disclaimer; Standard of Care. Neither of the Managers makes any representations or warranties, express or implied, in respect of the Services to be provided hereunder. In no event shall any Manager or any Indemnified Party be liable to (i) the Company or any of its affiliates for any act, alleged act, omission or alleged omission related to, arising out of or in connection with the Services or other services contemplated by this Agreement or the engagement of such Manager pursuant to, and the performance by such Manager of the Services or other services contemplated by, this Agreement, in each case that does not constitute gross negligence or willful misconduct of such Manager as determined by a final, non-appealable determination of a court of competent jurisdiction and/or (ii) the other Manager or any of such other Manager’s affiliates for any liabilities incurred, suffered or borne by such other Manager or any of such other Manager’s affiliates pursuant to the Services provided under, or otherwise arising from, related to, or in connection with, this Agreement.

(b) Freedom to Pursue Opportunities. (i) In recognition of the fact that each Manager and its affiliates (x) currently have, and will in the future have or will consider acquiring, investments in other enterprises that engage or may engage in the same or similar activities or lines of business as the Company or any of its subsidiaries or which the Company or any of its subsidiaries may be interested in acquiring (collectively, “Competing Activities”) and (y) may serve as an advisor, a director or in some other capacity in connection with one or more Competing Activities, and (ii) and in further recognition of the fact that each Manager and its affiliates have myriad duties to various investors and partners, and in further recognition of the benefits to be derived by the Company and its subsidiaries hereunder and the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 10(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company and its subsidiaries as they may involve a Manager and its affiliates. Except as each Manager may otherwise agree in writing after the date hereof:

(i) Each Manager and its affiliates shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries); (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries; (C) to take any other action that such Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 10(b); and (D) not to present potential transactions, matters or business opportunities to the Company or any of its subsidiaries.

(ii) Each Manager and its affiliates shall have the right to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another person.

(iii) Each Manager and its affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in Section 10(b)(i) hereof, and the Company, on its own behalf and on behalf of its affiliates, hereby irrevocably waives any right to require such Manager or any of its affiliates to act in a manner inconsistent with the provisions of this Section 10(b).

(iv) No Manager nor any of its affiliates shall be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referenced to in this Section 10(b) or of any such person’s participation therein.

(c) Release. The Company hereby irrevocably and unconditionally releases and forever discharges each Manager and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), shareholders, officers, directors, employees, agents and representatives from any and all liabilities, claims and causes of action related to, arising out of or in connection with the Services or other services contemplated by this Agreement or the engagement of such Manager pursuant to, and the performance by such Manager of the Services or other services contemplated by, this Agreement that the Company may have, or may claim to have, on or after the date hereof, or otherwise as a result of engaging in Competing Activities after the Closing, except with respect to any act or omission that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction. Each Manager hereby irrevocably and unconditionally releases and forever discharges the other Manager and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), shareholders, officers, directors, employees, agents and representatives from any and all liabilities, claims and causes of action related to, arising out of or in connection with the Services provided by such other Manager or other services contemplated by this Agreement to be provided by such other Manager or the engagement of such other Manager pursuant to, and the performance by such other Manager of the Services or other services contemplated by, this Agreement to be performed by such other Manager that such Manager may have, or may claim to have, on or after the date hereof, or otherwise as a result of such other Manager engaging in Competing Activities after the Closing.

(d) Limitation of Liability. In no event will any Manager or any Indemnified Party be liable to the Company or any of its affiliates related to, arising out of or in connection with the Services or other services contemplated by this Agreement or the engagement of any Manager pursuant to, and the performance by any Manager of the Services or other services contemplated by, this Agreement, or otherwise as a result of engaging in Competing Activities after the Closing, that the Company may have, or may claim to have, on or after the date hereof, (i) for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), except with respect to any act or omission by such Manager that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction or (ii) for an amount in excess of the fees actually received by such Manager hereunder.

(e) Several Not Joint Obligations. The obligations of each Manager under this Agreement are several and not joint with the obligations of the other Manager, and no Manager shall be responsible in any way for the performance of the obligations of the other Manager under this Agreement.

SECTION 11. Miscellaneous.

(a) Intermediate Holdings and Emdeon agree that each shall be jointly and severally liable with the Company with respect to all of the Company’s payment and other obligations hereunder, including any payments for any breach by the Company of the provisions hereof and any indemnification obligations hereunder.

(b) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(c) Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP:

c/o Blackstone Capital Partners VI L.P.

345 Park Avenue

New York, New York 10154

Attention:     John G. Finley

Facsimile:     (212) 583-5749

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention:    David C. Chapin

        Jonathan M. Grandon

        R. Newcomb Stillwell

Facsimile:   (617) 951-7050

if to H&F:

c/o Hellman & Friedman LLC.

One Maritime Plaza, 12th Floor

San Francisco, California 94111

Attention:    Allen R. Thorpe

        Arrie R. Park

Facsimile:    (415) 788-0176

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Attention:     Richard Capelouto

Facsimile:      (650) 251-5002

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:     Patrick J. Naughton

Facsimile:      (212) 455-2502

if to the Company or Intermediate Holdings:

c/o Blackstone Capital Partners VI L.P.

345 Park Avenue

New York, New York 10154

Attention:     John G. Finley

Facsimile:      (212) 583-5749

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention:    David C. Chapin

        Jonathan M. Grandon

        R. Newcomb Stillwell

Facsimile:    (617) 951-7050

if to Emdeon:

Emdeon Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Attention:     General Counsel

Facsimile:      (615) 340-6153

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(e) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any choice of law provisions that would result in the application of the laws of any other state.

(f) Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery sitting in Wilmington, Delaware or (to the extent subject matter jurisdiction exists therefor) the United States District Court for the District of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before the above-named court nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than the above-named court whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of the above-named court in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11(c) hereof is reasonably calculated to give actual notice.

(g) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by (i) the Company, Intermediate Holdings or Emdeon without the prior written consent of each of the Managers or (ii) either Manager without the prior written consent of Company, Intermediate Holdings or Emdeon; provided, however, that each Manager may assign or transfer its duties or interests hereunder to any of its affiliates at the sole discretion of such Manager. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that each Manager and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), shareholders, officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Sections 7 and 10 hereof.

(h) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile and electronic mail in portable document format), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(i) In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, all other provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to achieve the original intent of the parties.

(j) Each payment made by the Company pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts as specified by the applicable Managers to whom such payment is to be made to the Company prior to such payment.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Transaction and Advisory Fee Agreement as of the date first written above.

BEAGLE PARENT CORP.

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins
Title: President

BEAGLE INTERMEDIATE HOLDINGS, INC.

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins
Title: President

BEAGLE ACQUISITION CORP.

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins
Title: President

[Signature Page to Transaction and Advisory Fee Agreement]

BLACKSTONE MANAGEMENT PARTNERS L.L.C.

By:	Blackstone Holdings I, L.P., its sole member

By:	Blackstone Holdings I/II, G.P., its General Partner

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins
Title: Senior Managing Director

[Signature Page to Transaction and Advisory Fee Agreement]

HELLMAN & FRIEDMAN, L.P.

By:	Hellman & Friedman, LLC, its general partner

By:	/s/ Allen R. Thorpe
Name: Allen R. Thorpe
Title: Managing Director

[Signature Page to Transaction and Advisory Fee Agreement]